FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
January 24, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
FOURTH QUARTER AND FULL YEAR 2012 RESULTS

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB: UBMI) reported consolidated net income of $4.5 million, or $0.26 per share of common stock, for the year ended December 31, 2012, compared to $917,000, or $(0.02) per share of common stock (after accounting for preferred stock dividends), for the same period of 2011. Consolidated net income was $1.4 million, or $0.09 per share of common stock, for the fourth quarter of 2012, compared to $2.3 million, or $0.16 per share of common stock, for the fourth quarter of 2011. The higher levels of net income in the fourth quarter of 2011 resulted primarily from a relatively low level of provision for loan losses, $250,000 in the fourth quarter of 2011 compared to $1,700,000 in the fourth quarter of 2012.

Highlights of 2012 included:

•	Continued improving trends in profitability
•	Noninterest income reached record levels
•	Favorable operating leverage compared to 2011
•	Improving trends in credit quality measures
-	Allowance for loan losses/nonperforming loans at 134.6%
-	31.5% decrease in nonperforming assets in 2012
-	Nonperforming assets were 2.22% of total assets at year-end, and were at their lowest levels since the first quarter of 2008
•	Memorandum of Understanding with regulators terminated
•	Capital ratios remained strong and continued to improve

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. ("United" or the "Company"), commented, "We are very pleased with our financial progress in 2012. Net income was significantly improved over the levels achieved in each of the last four years, our credit quality continues to improve, and our regulators have terminated the Memorandum of Understanding that has been in place since 2010." He noted that reduced levels of loan loss provision and double-digit increases in the Company's noninterest income significantly contributed to the higher earnings levels achieved in 2012.

Results of Operations

United achieved its fifth consecutive quarter of profitability in the quarter ended December 31, 2012. The Company's consolidated net income was $1.4 million in the fourth quarter of 2012 and $4.5 million for the twelve months ended December 31, 2012, compared to $2.3 million and $917,000, respectively, for the same periods of 2011. The higher levels of net income in the fourth quarter of 2011 resulted primarily from a relatively low level of provision for loan losses, $250,000 in the fourth quarter of 2011 compared to $1,700,000 in the fourth quarter of 2012.

Elevated levels of noninterest income and lower provision for loan losses in the fourth quarter of 2012 contributed to improved earnings levels and performance ratios compared with previous quarters of 2012, and for all of 2012 compared to 2011. Return on average assets was 0.64% and 0.50%, respectively, for the fourth quarter and full year 2012, compared to 1.03% and 0.10%, respectively, for the comparable periods of 2011. Return on average shareholders' equity was 5.94% and 4.69%, respectively, for the fourth quarter and full year 2012, compared to 9.89% and 0.98%, respectively, for the same periods of 2011.

Net Interest Income and Net Interest Margin
Continued downward pressure on both short and long-term interest rates has contributed to the modest decline in the Company's net interest margin in the fourth quarter and full year 2012 compared to the same periods of 2011. United's net interest margin was 3.45% and 3.59%, respectively, for the three and twelve month periods ended December 31, 2012, compared to 3.67% and 3.64%, respectively, for the same periods of 2011. Net interest margin for the fourth quarter of 2012 declined from prior quarters primarily as a result of increasing prepayment speeds on the Bank's portfolio of mortgage-backed securities. While the current low rate environment has helped mortgage production, it has negatively impacted the yields on mortgage-backed securities.

United's net interest income of $7.4 million in the fourth quarter of 2012 was down 3.9% compared to the same period of 2011, while net interest income of $30.2 million for the full year 2012 was 0.4% above the same period of 2011. These minimal changes resulted from relatively large reductions in both interest income and interest expense in the three and twelve month periods ended December 31, 2012, compared to similar periods of 2011.

Noninterest Income
Total noninterest income for the quarter and twelve month period ended December 31, 2012 was up 27.1% and 24.9%, respectively, compared to the same periods of 2011. United's double-digit increases in noninterest income continued to be a significant driver of the Company's improved earnings. This growth in noninterest income resulted, in part, from increased loan originations, both of residential mortgages and SBA loans. At December 31, 2012, United's servicing portfolio consisted of $853.8 million of loans the Company has originated and sold on the secondary market, up 16.1% from $735.1 million at December 31, 2011.

The diversity in United's revenue stream has resulted in noninterest income that represented 41.6% of the Company's combined net interest income and noninterest income for 2012, up from 36.4% for 2011. At the same time, the makeup of that revenue stream varies from year to year, helping to protect the Company against swings within specific categories of net interest income. The following table shows the percentage makeup of the Company's noninterest income by category for 2012 and 2011:

	2012	2011
Service charges on deposit accounts	8.7%	11.5%
Trust & Investment fee income	24.4%	29.5%
Income from loan sales and servicing	47.0%	37.4%
ATM, debit and credit card fee income	9.9%	12.6%
Other noninterest income	10.0%	9.0%
Total noninterest income	100.0%	100.0%

Operating Leverage
As a result of strong financial performance, the Company's combined net interest income and noninterest income was up 9.3% in 2012 compared to 2011, while the Company's noninterest expense increased by 7.5% in 2012 compared to 2011.

Noninterest Expense
Total noninterest expense was up $771,000, or 8.7%, and $2.6 million, or 7.5%, respectively, in the fourth quarter and full year of 2012, compared to the same periods of 2011. Salaries and employee benefits for the quarter and twelve months ended December 31, 2012 increased by 19.0% and 13.2%, respectively, over the same periods one year earlier. The increases primarily reflect continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its expansion into Livingston and Monroe Counties. The Company did not pay or accrue any cash bonus or other payout to executive officers under our bonus plans in 2011 or 2012.

The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and those expenses remained at reduced levels until 2012. Advertising and marketing expenses increased by 29.4% in the fourth quarter and 20.3% for the full year 2012 compared to the same periods of 2011. The increase primarily reflects the Company's launch of a new branding initiative in the third quarter of 2012. This branding initiative represents a renewed emphasis on marketing, and the Company expects to trend toward more historic spending levels for marketing and advertising expense.

Attorney, accounting and other professional fees were down 32.7% in the fourth quarter of 2012 compared to the same quarter of 2011. For the full year of 2012, these expenses were up 12.0% over the same period of 2011. However, attorney, accounting and other professional fees in the second quarter of 2012 included $299,000 of attorney and accounting costs related to the sale by the U.S. Treasury of all 20,600 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share in a modified dutch auction, which ended the Company's obligation to the U.S. Treasury under the TARP program.

Expenses related to ORE and other foreclosed properties decreased by nearly $300,000 in the fourth quarter of 2012 compared to the same quarter of 2011, and have declined by $91,000 in the full year  2012 compared to the same period of 2011. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties. In addition, during 2012, the Company recorded $1.0 million of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted. Of that amount, $238,000 was recorded as expense in the fourth quarter of 2012.

The Company's provision for loan losses for the fourth quarter and full year 2012 was $1.7 million and $8.4 million, respectively, compared to $250,000 and $12.2 million for the same periods of 2011. The Company received appraisals during the fourth quarter of 2011 on certain previously impaired loans, and adjusted internal valuations of collateral as appropriate, significantly reducing the Company's level of provision for loan losses for the fourth quarter of 2011 compared to other quarters of 2012 and 2011. The reduced level of provision for loan losses for the full year 2012 compared to 2011 was a direct result of United's continued significant improvement in its credit quality measures.

Balance Sheet

Total consolidated assets of the Company were $907.7 million at December 31, 2012, compared to $885.0 million at December 31, 2011. United's liquidity is comprised in part of its cash and due from banks, federal funds sold and securities held for sale. United's balances in federal funds sold and other short-term investments were $56.8 million at December 31, 2012, compared to $91.8 million at December 31, 2011. Securities available for sale of $206.1 million at December 31, 2012 were up $32.9 million from December 31, 2011 levels. Total cash and due from banks, federal funds sold and securities available for sale were $276.7 million at December 31, 2012, down $4.0 million, or 1.4%, from December 31, 2011.

In the twelve months ended December 31, 2012, total loans (including loans held for sale) grew by $28.1 million. Portfolio loan balances declined by $5.1 million in the fourth quarter, but grew by $23.0 million in the twelve months ended December 31, 2012. In the fourth quarter of 2012, we continued to experience pay-downs in a number of operating revolving lines of credit, reflecting customers who are healthier and more liquid, who are collecting on receivables and cycling and paying down their revolving lines of credit. In addition, in the fourth quarter of 2012, one $10 million portfolio loan was refinanced and sold into the secondary market by the Bank's United Structured Finance group. While the loan is no longer in the Bank's loan portfolio, its sale generated fee income in the fourth quarter of 2012, and will generate ongoing servicing income for the Bank, and the client relationship was retained.

Total deposits of $784.6 million at December 31, 2012 were up $19.8 million from $764.9 million at December 31, 2011, with all of the growth in non-interest bearing deposit balances. The majority of the Bank's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. The Bank reduced its balances of advances with the Federal Home Loan Bank of Indianapolis by 8.5% during 2012, from $24.0 million at December 31, 2011 to $22.0 million at December 31, 2012.

Asset Quality

The Company continued to achieve significant improvement in its asset quality measures in the fourth quarter of 2012. United's ratio of allowance for loan losses to total loans was 3.84% and the ratio of allowance for loan losses to nonperforming loans was 134.6% at December 31, 2012, compared to 3.66% and 80.0%, respectively, at December 31, 2011. The Company's allowance for loan losses increased by $1.9 million from December 31, 2011 to December 31, 2012, as provision for loan losses expense exceeded net charge-offs in each of the quarters of 2012. Net charge-offs averaged approximately $1.6 million per quarter for 2012, representing the lowest level since the second quarter of 2008.

Total nonperforming loans as a percent of total portfolio loans decreased from 4.57% at the end of 2011 to 2.86% at December 31, 2012. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more, and exclude accruing restructured loans. Within the Company's loan portfolio, $16.8 million of loans were considered nonperforming at December 31, 2012, compared to $25.8 million at December 31, 2011.

Nonperforming assets include nonperforming loans, plus balances of other real estate owned. The Company's level of nonperforming assets was $20.2 million, or 2.22% of total assets, and were at their lowest level since the first quarter of 2008. Nonperforming assets declined by $2.8 million during the fourth quarter of 2012, primarily due to the payoff of two nonaccrual loans totaling $2.7 million.

Capital Management

On January 15, 2010, United Bank & Trust, the Company's sole subsidiary, entered into a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR"). On January 11, 2011, we entered into a revised MOU with substantially the same requirements as the MOU dated January 15, 2010. On November 13, 2012, the Bank received a letter from FDIC and OFIR notifying the Bank that, as a result of an examination of the Bank as of June 30, 2012, FDIC and OFIR terminated the MOU with the Bank effective immediately.

The Board of Directors of the Bank continues to be committed to operation of the Bank in a safe and sound manner with a strong capital base. In connection with termination of the MOU, the Board of Directors of the Bank has resolved that the Bank will maintain a Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.59% at December 31, 2012, after payment of a $1.6 million dividend to the Company in the fourth quarter of 2012.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trend," "continue," "improving," "will," "toward," "expect," "resolved" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to asset and credit quality trends, profitability trends, and future levels of marketing and advertising expense. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Dec. 31,	Sept. 30,	Change this Qtr.		Dec. 31,	12-Month Change
Period-end Balance Sheet	2012	2012	$000%		2011	$000%
Assets
Cash and due from banks	$13,769	$16,247	$(2,478)	-15.3%	$15,798	$(2,029)	-12.8%
Interest bearing bal. with banks	56,843	52,029	4,814	9.3%	91,428	(34,585)	-37.8%
Federal funds sold	-	-	-	0.0%	366	(366)	-100.0%
Total cash & cash equivalents	70,612	68,276	2,336	3.4%	107,592	(36,980)	-34.4%

Securities available for sale	206,129	198,069	8,060	4.1%	173,197	32,932	19.0%
FHLB Stock	2,571	2,571	-	0.0%	2,571	-	0.0%
Loans held for sale	13,380	11,766	1,614	13.7%	8,290	5,090	61.4%

Portfolio loans
Personal	111,170	111,181	(11)	0.0%	103,405	7,765	7.5%
Business (1)	338,326	345,471	(7,145)	-2.1%	337,178	1,148	0.3%
Residential mortgage	96,452	86,811	9,641	11.1%	83,072	13,380	16.1%
Construction & development	40,634	48,136	(7,502)	-15.6%	39,721	913	2.3%
Deferred fees and costs	96	209	(113)	-54.1%	326	(230)	-70.6%
Total portfolio loans	586,678	591,808	(5,130)	-0.9%	563,702	22,976	4.1%
Allowance for loan losses	22,543	22,460	83	0.4%	20,633	1,910	9.3%
Net loans	564,135	569,348	(5,213)	-0.9%	543,069	21,066	3.9%

Premises and equipment, net	10,719	10,793	(74)	-0.7%	10,795	(76)	-0.7%
Bank owned life insurance	14,241	14,134	107	0.8%	13,819	422	3.1%
Other assets	25,954	23,624	2,330	9.9%	25,676	278	1.1%
Total Assets	$907,741	$898,581	$9,160	1.0%	$885,009	$22,732	2.6%

Liabilities
Deposits
Non-interest bearing	$165,430	$159,333	$6,097	3.8%	$139,346	$26,084	18.7%
Interest bearing	619,213	616,692	2,521	0.4%	625,510	(6,297)	-1.0%
Total deposits	784,643	776,025	8,618	1.1%	764,856	19,787	2.6%
FHLB advances outstanding	21,999	21,759	240	1.1%	24,035	(2,036)	-8.5%
Other liabilities	3,702	3,961	(259)	-6.5%	2,344	1,358	57.9%
Total Liabilities	810,344	801,745	8,599	1.1%	791,235	19,109	2.4%
Shareholders' Equity	97,397	96,836	561	0.6%	93,774	3,623	3.9%
Total Liabilities and Equity	$907,741	$898,581	$9,160	1.0%	$885,009	$22,732	2.6%

		Three months ended December 31,			Twelve months ended December 31,
Average Balance Data		2012	2011	% Change	2012	2011	% Change
Total loans		$595,726	$582,956	2.2%	$591,338	$583,388	1.4%
Earning assets		861,263	841,457	2.4%	851,762	837,643	1.7%
Total assets		905,321	881,480	2.7%	893,239	876,007	2.0%
Deposits		778,910	762,706	2.1%	771,422	752,516	2.5%
Shareholders' Equity		96,833	92,122	5.1%	95,121	93,258	2.0%

Asset Quality
Net charge offs		$1,617	$3,974	-59.3%	$6,441	$16,680	-61.4%
Non-accrual loans		16,714	25,754	-35.1%
Non-performing loans		16,751	25,785	-35.0%
Non-performing assets		20,163	29,454	-31.5%
Nonperforming loans/total loans		2.86%	4.57%	-37.6%
Nonperforming assets/total assets		2.22%	3.33%	-33.3%
Allowance for loan loss/total loans		3.84%	3.66%	5.0%
Allowance/nonperforming loans		134.6%	80.0%	68.2%

(1) Business loans include commercial mortgages and tax exempt loans

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended December 31,			Twelve months ended December 31,
Consolidated Income Statement	2012	2011	% Change	2012	2011	% Change
Interest Income
Interest and fees on loans	$7,777	$8,155	-4.6%	$31,470	$32,408	-2.9%
Interest on investment securities	557	868	-35.8%	3,051	3,497	-12.8%
Interest on fed funds sold & bank balances	39	56	-30.4%	172	260	-33.8%
Total interest income	8,373	9,079	-7.8%	34,693	36,165	-4.1%

Interest Expense
Interest on deposits	812	1,127	-28.0%	3,746	5,096	-26.5%
Interest on other liabilities	-	54	-100.0%	-	65	-100.0%
Interest on FHLB advances	177	211	-16.1%	782	953	-17.9%
Total interest expense	989	1,392	-29.0%	4,528	6,114	-25.9%
Net Interest Income	7,384	7,687	-3.9%	30,165	30,051	0.4%
Provision for loan losses	1,700	250	580.0%	8,350	12,150	-31.3%
Net Interest Income After Provision	5,684	7,437	-23.6%	21,815	17,901	21.9%

Noninterest Income
Service charges on deposit accounts	483	471	2.5%	1,861	1,971	-5.6%
Trust & Investment fee income	1,395	1,299	7.4%	5,250	5,079	3.4%
Gains on securities transactions	-	-	0.0%	4	-	0.0%
Income from loan sales and servicing	2,805	1,894	48.1%	10,104	6,434	57.0%
ATM, debit and credit card fee income	543	557	-2.5%	2,126	2,176	-2.3%
Income from bank-owned life insurance	106	108	-1.9%	422	428	-1.4%
Other income	559	306	82.7%	1,724	1,123	53.5%
Total noninterest income	5,891	4,635	27.1%	21,491	17,211	24.9%

Noninterest Expense
Salaries and employee benefits	5,796	4,870	19.0%	21,482	18,971	13.2%
Occupancy and equipment expense	1,323	1,196	10.6%	5,311	5,015	5.9%
External data processing	349	301	15.9%	1,113	1,342	-17.1%
Advertising and marketing expenses	185	143	29.4%	752	625	20.3%
Attorney & other professional fees	226	336	-32.7%	1,880	1,678	12.0%
Director fees	79	65	21.5%	372	370	0.5%
Expenses relating to ORE property and foreclosed assets	395	693	-43.0%	1,928	2,019	-4.5%
FDIC Insurance premiums	250	294	-15.0%	1,133	1,315	-13.8%
Other expense	983	917	7.2%	3,232	3,283	-1.6%
Total noninterest expense	9,586	8,815	8.7%	37,203	34,618	7.5%
Income (Loss) Before Federal Income Tax	1,989	3,257	-38.9%	6,103	494	1135.4%
Federal income tax (benefit)	543	960	-43.4%	1,640	(423)
Net Income (Loss)	$1,446	$2,297	-37.0%	$4,463	$917	386.7%

Performance Ratios
Return on average assets	0.64%	1.03%	-0.40%	0.50%	0.10%	0.40%
Return on average equity	5.94%	9.89%	-3.95%	4.69%	0.98%	3.71%
Pre-tax, pre-provision ROA (1)	1.62%	1.59%	0.03%	1.62%	1.45%	0.17%
Net interest margin (FTE)	3.45%	3.67%	-0.22%	3.59%	3.64%	-0.05%
Efficiency ratio	71.7%	70.9%	0.81%	71.5%	72.6%	-1.09%

Common Stock Performance
Basic & diluted earnings (loss) per share	$0.09	$0.16		$0.26	$(0.02)	$0.28
Book value per share				$6.05	$5.78	$0.27
Tangible book value per share				6.05	5.78	0.27
Market value per share (2)				4.50	2.50	2.00

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2012				2011
Balance Sheet Data	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Period-end:
Portfolio loans	$586,678	$591,808	$577,279	$575,508	$563,702
Total loans	600,058	603,574	587,628	587,227	571,992
Allowance for loan losses	22,543	22,460	22,097	21,048	20,633
Earning assets	865,505	856,034	839,188	869,231	839,554
Total assets	907,741	898,581	884,152	914,450	885,009
Deposits	784,643	776,025	761,388	792,497	764,856
Shareholders' Equity	97,397	96,836	95,113	94,265	93,774
Average:
Total loans	$595,726	$595,736	$588,108	$585,686	$582,956
Earning assets	861,263	847,743	850,277	851,836	841,457
Total assets	905,321	892,235	888,830	894,346	881,480
Deposits	778,910	766,627	765,490	773,977	762,706
Shareholders' Equity	96,833	95,483	94,414	93,732	92,122

Income Statement Summary
Net interest income	$7,384	$7,646	$7,566	$7,569	$7,687
Non-interest income	5,891	5,564	5,278	4,758	4,635
Net revenue	13,275	13,210	12,844	12,327	12,322
Non-interest expense	9,586	9,300	9,148	9,169	8,815
Pre-tax, pre-provision income (1)	3,689	3,910	3,696	3,158	3,507
Provision for loan losses	1,700	2,000	2,550	2,100	250
Federal income tax	543	520	361	216	960
Net income (loss)	1,446	1,390	785	842	2,297
Basic & diluted income (loss) per share	$0.09	$0.09	$0.04	$0.04	$0.16

Performance Ratios and Liquidity
Return on average assets	0.64%	0.62%	0.36%	0.38%	1.03%
Return on average common equity	5.94%	5.79%	3.35%	3.61%	9.89%
Pre-tax, pre-provision ROA (1)	1.62%	1.74%	1.67%	1.42%	1.59%
Net interest margin (FTE)	3.45%	3.63%	3.62%	3.62%	3.67%
Efficiency ratio	71.7%	69.9%	70.7%	73.8%	70.9%
Ratio of loans to deposits	74.8%	76.3%	75.8%	72.6%	73.7%

Asset Quality
Net charge offs	$1,617	$1,638	$1,501	$1,685	$3,974
Non-accrual loans	16,714	20,386	25,634	25,958	25,754
Non-performing loans	16,751	20,792	25,876	25,971	25,785
Non-performing assets	20,163	22,971	29,268	29,455	29,454
Nonperforming loans/portfolio loans	2.86%	3.51%	4.48%	4.51%	4.57%
Nonperforming assets/total assets	2.22%	2.56%	3.31%	3.22%	3.33%
Allowance for loan loss/portfolio loans	3.84%	3.80%	3.83%	3.66%	3.66%
Allowance/nonperforming loans	134.6%	108.0%	85.4%	81.0%	80.0%

Market Data for Common Stock
Book value per share	$6.05	$6.01	$5.88	$5.82	$5.78
Market value per share (2)
High	4.65	4.20	3.55	3.45	2.80
Low	3.91	3.26	3.25	2.49	2.20
Period-end	4.50	4.20	3.40	3.35	2.50
Period-end shares outstanding	12,706	12,706	12,707	12,699	12,697
Average shares outstanding	12,706	12,706	12,701	12,697	12,697

Trends of Selected Consolidated Financial Data (continued)

	2012							2011
Capital and Stock Performance	4th Qtr.		3rd Qtr.		2nd Qtr.		1st Qtr.	4th Qtr.
Tier 1 Leverage Ratio	10.2%		10.1%		9.9%		9.8%	9.9%
Tangible common equity to total assets	8.5%		8.5%		8.4%		8.1%	8.3%
Total capital to risk-weighted assets	16.7%		16.4%		16.4%		16.3%	16.5%
Price/earnings ratio (TTM)	17.3	x	12.7	x	68.0	x	NA	NA
Period-end common stock market price/book value	74.3%		69.9%		57.8%		57.6%	43.2%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCQB before period end.